Exhibit 99.1

Helicos BioSciences Reports Q1 2009 Financial Results

Achieves First Instrument Revenue and Significant Milestones

CAMBRIDGE, Mass., May 14, 2009 — Helicos BioSciences Corporation (NASDAQ: HLCS) announced today its financial results for the quarter ended March 31, 2009.

“Entering the second quarter of 2009, we believe that the progress we made during 2008 and the first quarter of 2009 has positioned Helicos with a very competitive single molecule sequencing solution for 2009 and beyond.” said Ronald A. Lowy, Helicos Chief Executive Officer.  “The throughput and cost of ownership metrics of our Helicos™ Genetic Analysis System, coupled with the unique capability to accurately sequence and quantitate any genomic target, are strong examples of what distinguishes Helicos in the marketplace.  We are also very pleased to record our first instrument product revenue during the first quarter of 2009 as we gain traction in the marketplace.”

Q1 2009 Financial Results:

For the first quarter of 2009, the Company reported a net loss of approximately $6.5 million or $0.10 per share. This compares to a net loss of approximately $11.8 million or $0.57 per share for the first quarter of 2008.  The Company ended the first quarter of 2009 with approximately $13.9 million in cash.

The Company reported approximately $1.2 million in revenue for the first quarter of 2009, which includes $963,000 in product revenue from the sale of an instrument that was shipped in 2008 and the sale of proprietary reagents to customers and $239,000 in grant revenue from the National Institutes of Health (NIH).  For the comparable period in 2008, the Company reported total revenue of $113,000 which represents grant revenue from the NIH.

Total operating expenses for the first quarter of 2009 were approximately $7.5 million compared with $11.9 million for the first quarter of 2008.  Total operating expenses for the first quarter of 2009 were down approximately $2.5 million on a sequential basis when compared with the fourth quarter of 2008 as a result of the Company’s efforts to reduce its operating costs.

Operational Highlights:

Commercial

To date, Helicos has installed its Helicos™ Genetic Analysis System at three user sites and has received commitments for two additional installations which are expected to be made during the second quarter of 2009.  Of these installations, two of the systems have been purchased by customers and three have been designated as reference site installations at institutions for scientific and commercial evaluation.  Helicos expects that these installations will provide additional revenue from the sale of proprietary reagents and that the results of the system evaluations will lead to additional sales.

The current performance capability of Helicos’ True Single Molecule Sequencing (tSMS)™ technology has generated a significant increase in the number of requests for quotes.  In addition, Helicos’ quoting activity has been further enhanced by the new funding opportunities from the National Institutes of Health as a result of the economic stimulus program.  Helicos is actively working with customers on the design of grant proposals for funding research programs that will benefit from the HeliScope™ platform.

Helicos continues to provide various application datasets and methodologies using its True Single Molecule Sequencing (tSMS)™ technology.  These datasets, which can be found at Helicos’ HeliSphereTM Technology Center (http://open.helicosbio.com/), have resulted in expanded interest from potential customers.  In addition, Helicos scientists, as well as outside users and collaborators, are submitting manuscripts to peer reviewed scientific journals for publication of data from recent sequencing projects using Helicos’ tSMS™ approach.

System Performance

Based on continued improvements to the Company’s single molecule sequencing platform, as of May 2009, the Helicos™ Genetic Analysis System has been shown to be capable of achieving the following sequencing performance metrics:

•      Throughput of up to 170 useable megabases per hour with DNA samples.

•      Up to 20 million useable reads per channel and 33 useable gigabases per run.

•      Median read length of 33 bases with accurate reads up to 55 bases.

•      Total error rate approaching 3.5% with 0.25% substitution error rate.

The resulting throughput and reads result in an average cost as low as 45 cents per megabase.

Technology and Science

•                  Helicos achieved technical feasibility of its paired read technology using genomic samples including DNA and RNA Seq in the first quarter of 2009.  Because Helicos’ paired read technology does not require the tedious and costly molecular biology steps required for traditional preparation, it is a powerful strategy that can allow scientists to identify structural and functional characteristics of the genome and transcriptome.  This technical achievement was presented at various scientific conferences throughout the quarter.  Helicos expects its paired read technology to be available to customers during the second half of 2009.

•                  The first human genome ever sequenced outside of a genome center was completed using a Helicos™ Genetic Analysis System by Dr. Steve Quake at Stanford University.  Dr. Quake first noted the project in a March 2009 New York Times online discussion (http://judson.blogs.nytimes.com/2009/03/03/guest-column-genome-mania/).

•                  Helicos was featured prominently at The Biology of Genomes meeting at Cold Spring Harbor Laboratory in May. At the meeting, Helicos scientists and their collaborators, including scientists from the Broad Institute of Harvard and MIT, University of Massachusetts Medical Center, Cold Spring Harbor and Boston College, presented scientific results using the Helicos™ Genetic Analysis System describing novel views of genome structure and function, and the high productivity gains available from single molecule sequencing versus the competing next-gen platforms.

•                  Helicos scientists demonstrated technical feasibility of sequencing RNA directly and sequencing the DNA or RNA of degraded samples — an important aspect of the genomic analysis of tumors in clinical research where the process involved in the storage of the tumor tissue degrades the DNA or RNA to levels that are hard to analyze using traditional genetic analysis techniques.

•                  Helicos added RNA sequencing, copy number variation, ChIPSeq, and small RNA analysis to its repertoire of supported applications.

About Helicos BioSciences:

Helicos BioSciences is a life science company focused on innovative genetic analysis technologies for the research, drug discovery, and diagnostic markets. Helicos’ proprietary True Single Molecule Sequencing, tSMS™, technology allows direct measurement of billions of strands of DNA enabling scientists to perform experiments and ask questions never before possible. Helicos is a recipient of the $1,000 genome grant and committed to providing scientists the tools to unlock the era of genomic medicine. The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617) 264-1800. For more information, please visit www.helicosbio.com

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, management’s expectations of financial performance, expectations regarding the prospective value of the commercial, system performance and technical and scientific achievements and goals discussed in this press release, estimates of expenses and future revenues and profitability, product development and marketing plans, and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our ability to sustain and scale our manufacturing capabilities and the commercialization process for the Helicos™ Genetic Analysis System; our history of operating losses and ability to achieve profitability; the research and development spending levels of academic, clinical and governmental research institutions and pharmaceutical, biotechnology and agriculture companies who may purchase our Helicos™ Genetic Analysis System; our reliance on third-party suppliers; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; the length of our sales and implementation cycles; our dependence on large contracts for the sale and implementation of our Helicos™ Genetic Analysis System; failure of our technology and products; our ability to maintain customer relationships and contracts; ethical, legal and social concerns surrounding the use of genetic information; our ability to retain our personnel and hire additional skilled personnel; our ability to manage our growth while operating with limited resources; our ability to control our operating expenses; general economic and business conditions; our ability to obtain capital when desired on favorable terms; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

Helicos BioSciences Corporation

Condensed Statements of Operations

(in thousands except share and per share data)

	Three months ended
	March 31,
	(unaudited)
	2008	2009

Product revenue	$—	$963
Grant revenue	113	239
Total revenue	113	1,202

Costs and expenses
Cost of product revenue	—	521
Research and development	5,705	4,093
Selling, general and administrative	6,184	2,851
Total costs and expenses	11,889	7,465
Operating loss	(11,776)	(6,263)
Interest income	338	40
Interest expense	(360)	(305)

Net loss	$(11,798)	$(6,528)

Net loss per share—basic and diluted	$(0.57)	$(0.10)
Weighted average number of common shares used in computation—basic and diluted	20,688,578	63,498,663

Helicos BioSciences Corporation

Balance Sheet Data

(in thousands)

	December 31,	March 31,
	2008	2009
	(unaudited)

Cash	$19,713	$13,880
Working capital	20,819	15,438
Total assets	31,460	24,759
Total stockholders’ equity	20,503	15,046

Investor Relations:

Helicos BioSciences Corporation

Susan Shepard, 617-264-1850

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